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Exhibit 16.2


                  ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

                                 CODE OF ETHICS
                                       FOR
                             CHIEF EXECUTIVE OFFICER
                                       AND
                            SENIOR FINANCIAL OFFICERS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of the chief executive officer (the "CEO") and the senior financial officers of Asia Pacific Wire & Cable Corporation ("APWC") are fundamental to the reputation and success of APWC.

APPLICABILITY

Each of the chief executive officers and senior financial officers of APWC shall be bound by this Code of Ethics, and the phrase "the CEO and the senior financial officers" shall include each of them.

CEO AND SENIOR FINANCIAL OFFICERS CODE OF ETHICS

To the best of their knowledge and ability, the CEO and the senior financial officers of shall, in performing his or her duties:

o Act with honesty and integrity, and avoid, or handle ethically and with full internal disclosure as provided below, actual or apparent conflicts of interest between personal and professional relationships.

o Act in good faith, with due care, competence and diligence, to provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable, and to use and promote independent judgment.

o Strive to provide full, fair, accurate, timely and understandable disclosure in all reports and document that APWC files with, or submits to, the Securities and Exchange Commission and other government or regulatory agencies or includes in public communications made by APWC.

o Strive to identify and rectify any significant deficiencies in the design or operation of internal controls or disclosure controls which could adversely affect APWC's ability to record, process, summarize and report financial or other required information.

o Comply in all material respects with applicable laws, rules and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

o Respect the confidentiality of information acquired in the course of employment, disclosing it only when authorized or legally obligated to do so, and never using it for personal advantage.


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o     Share knowledge and maintain skills necessary and relevant to APWC's needs.

o     Proactively promote ethical and honest behavior within APWC.

o Assure responsible use of and control of all assets, resources and information of APWC.

o     Promptly report, and promote prompt internal reporting of,

                (i)   any violations of this Code of Ethics;

                (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in APWC's financial reporting, disclosures or internal controls; and

                (iii) any material violation of the securities or other laws, rules or regulations applicable to APWC by APWC or any employee or agent thereof.

      Such report shall be made to the CEO (if not involved), to the Chief Financial Officer (if not involved), to the General Counsel and/or to the Audit Committee (for which the procedures established by the Audit Committee for the confidential, anonymous submission of concerns by employees may be used).

The CEO and all senior financial officers are required to adhere to this Code of Ethics at all times. The Board of Directors shall have the sole and absolute discretionary authority to approve any waiver from, or amendment of, this Code of Ethics. Any such waiver and the grounds for such waiver for the CEO or a senior financial officer, and any such amendment, shall be promptly disclosed in a manner and with such particularity as is consistent with applicable law and this Code of Ethics.

Any of the covered officers who ignore or violate this Code of Ethics will be subject to corrective action, which may include immediate dismissal.